Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Kansas City Power & Light Company (Registration Statement No. 333-87982) of our report dated January 30, 2002 (relating to the financial statements of DTI Holdings, Inc. and Subsidiaries (the "Company") not presented separately herein and which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about the Company's ability to continue as a going concern and an impairment charge recorded by the Company), appearing in the Current Report on Form 8-K (dated August 26, 2002) of Kansas City Power & Light Company for the year ended December 31, 2001.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP



St. Louis, Missouri
August 23, 2002